Exhibit 99.1

ENERGY FOCUS, INC. REPORTS SECOND QUARTER 2014 RESULTS

SOLON, Ohio, August 13, 2014—Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced financial results for the second quarter ended June 30, 2014. Results for the pool products business, which was sold in November 2013, have been reclassified as discontinued operations. Net sales and gross margins presented for the 2013 periods exclude the discontinued operations.

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Net sales were $6.7 million for the second quarter of 2014, compared to $5.7 million for the second quarter of 2013 from continuing operations, an 18.5% increase year over year, and a 36.2% sequential increase from the first quarter of 2014. Excluding R&D services sales of $17 thousand and $420 thousand for the second quarter of 2014 and 2013, respectively, which the Company is no longer pursuing outside of those that may result in material LED lighting product opportunities, net sales grew 25.8% from the second quarter of 2013.

o	Products segment sales grew 51.7%. Solutions segment sales decreased 42.9%.
o	Excluding R&D services sales, products segment sales grew 70.7%.
o	Within the products segment, government sales increased 125.8%, which was primarily due to higher sales to the U.S. Navy.

●

Gross margins were $2.2 million, or 32.5% of net sales, compared to $1.2 million, or 21.9% of net sales, for the second quarter of 2013, representing an improvement of 10.6 percentage points on gross margin and 75.6% growth in gross margin dollars over the second quarter of 2013. Sequentially, gross margins grew 3.6 percentage points from 28.9% of net sales in the first quarter of 2014.

o	Products segment gross margins increased 7.6 percentage points to 35.7% of net sales.
o	Solutions segment gross margins increased 5.8 percentage points to 16.3% of net sales.

●	Loss from operations was $562 thousand compared to $1.7 million for the second quarter of 2013, representing a 67.7% improvement.

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Net loss from continuing operations was $622 thousand compared to $1.2 million for the second quarter of 2013. Excluding a one-time gain from the settlement of acquisition obligations of $892 thousand and a one-time asset impairment charge of $325 thousand, the prior year period net loss from continuing operations was $1.7 million. The second quarter of 2014 net loss from continuing operations decreased 64.0% compared to the prior year excluding these items.

“Our second quarter results exemplify our initial success towards rapid, sustainable, profitable and organic growth rarely seen in the explosive yet extremely competitive LED lighting market today,” said James Tu, Executive Chairman and Chief Executive Officer. “Our sales grew at double-digit rates both sequentially and year-over-year, all occurring at markedly higher and improving gross margins. As our focus is on selling our industry leading, high performance and low cost commercial tubular LED (TLED) products, we have been transitioning our solutions segment business out of the ESCO market into the commercial market. This will allow us to avoid channel conflict for our product segment, as well as assist our commercial clients by providing a turnkey solution for their LED retrofit projects. Excluding R&D services, sales growth from our product segment is even more pronounced at 70.7% from the second quarter of 2014.”

“This quarter also represents our second quarter in a row of triple digit year-over-year growth in the Navy business as the number of U.S. Navy ships buying Energy Focus products have now expanded from less than 20 at the end of 2013 to over 120. We are also beginning to see initial revenues in our TLED product line from ESCO and commercial channels, both of which represent vast, untapped potential for us through our direct selling to end clients in our target vertical markets including national retailers, property managers, hospitals, universities and parking garages,” continued Mr. Tu.

“In addition, our continuous operational efficiency improvement efforts, as well as growing economies of scale from volume increases, contributed to our further margin increase from last quarter. Last but not least, we drastically cut our operating loss from last quarter, as well as the same period last year, as our sales and margins improved and we continued to contain overhead costs other than sales hires. While we are still in the very beginning of our long-term growth trajectory, and the timing of orders still looms large in swinging our quarterly financials, we expect that with continued, sequential sales growth from ongoing pipeline expansion in all vertical markets—Navy, ESCO and Commercial—and sustained margin levels, we look forward to achieving EBITDA positive results for the second half of 2014,” added Mr. Tu.

“We have also recently completed several corporate actions that were an integral part of our plan to create long-term stockholder value. We effected a 1-for-10 reverse stock split in July, completed a registered public offering that closed on August 11th, and began trading on The NASDAQ Capital Market on August 7th. Through the registered offering, we were able to raise approximately $5.3 million in net proceeds by selling 1.35 million shares of our common stock. As our operating losses have now shrunk to minimal levels, we plan to use the proceeds mainly to fund our aggressive growth plans, including expanding our geographical, as well as vertical sales presence, building up inventory to shorten delivery lead times, improving the efficiencies of our operating infrastructure, and strengthening our balance sheet. Completing these three initiatives capped our year-long corporate transformation effort to build a solid financial and operational foundation for us to embark on, and for a broader base of investors to participate in, our long-term growth toward our goal of becoming an indisputable leader in the LED lighting retrofit market,” concluded Mr. Tu.

The Company is forecasting its third quarter 2014 sales to be in the range of $7.5 to $8.5 million, representing approximately 12-27% sequential growth over the second quarter of 2014 and 55-76% growth from the third quarter of 2013, with continuing gross margin improvement over the second quarter of 2014.

Energy Focus, Inc. will host a conference call and webcast on Wednesday, August 13, 2014 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the second quarter 2014 financial results, followed by a Q & A session. To participate in the call, please dial 888-503-8169 (U.S. and Canada) or 719-325-2454 (International) using passcode 5657519. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The webcast can be accessed under the investor section of our website at www.energyfocusinc.com.

A replay of the conference call will be available through the Investors section of the site http://www.energyfocusinc.com under Events and Presentations starting August 13, 2014 and will remain available for three months.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from Energy Focus’ forward-looking statements. These risks and uncertainties include, but are not limited to: growth in the markets into which Energy Focus sells; conditions of the lighting industry and the economy in general; statements as to our competitive position; future operating results; net sales growth; expected operating expenses; gross profit margin improvement; sources of net sales; anticipated revenue from government contracts; product development and enhancements; liquidity, ability to generate cash and cash reserves; our reliance upon a limited number of customers; our accounting policies; the effect of recent accounting announcements; the development and marketing of new products; relationships with customers and distributors; relationships with, dependence upon, and the ability to obtain components from suppliers; our ability to compete in certain markets; the evolution and future size of those markets; seasonal fluctuations; plans for and expected benefits of outsourcing and offshore manufacturing; trends in the price and performance of light-emitting diode (“LED”) lighting products; the benefits and performance of our lighting products; the adequacy of our current physical facilities; our strategy with regard to protecting our proprietary technology; our ability to retain qualified employees; any material failure, weakness, interruption or breach of security of our information technology systems; and the Company’s continued compliance with NASDAQ listing conditions. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government continues to enable us to provide energy efficient LED lighting products to the U.S. Navy and the Military Sealift Command fleets.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Non-GAAP Measures

In addition to the results provided in accordance with generally accepted accounting principles in the United States, we have presented net sales amounts excluding certain categories of revenue and adjusted our second quarter 2013 net loss from continuing operations to exclude certain one-time items. Management believes these measures are helpful to investors as they provides a more comparable basis to analyze our revenue sources and growth, and our second quarter of 2014 results relative to those from the second quarter of 2013. Additionally, we exclude one-time items when performing our internal evaluation of our operating results. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are unusual or infrequent.

Media and Investor Contact:
Energy Focus, Inc.
(440) 715-1300
pr@energyfocusinc.com

ir@energyfocusinc.com

Source: Energy Focus, Inc.

ENERGY FOCUS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands except share and per share amounts)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,596	$2,860
Trade accounts receivable less allowances of $55 and $84, respectively	3,817	3,348
Retainage receivable	472	577
Inventories, net	2,589	2,510
Costs and estimated earnings in excess of billings	129	145
Prepaid and other current assets	1,311	1,207
Assets held for sale	-	130
Total current assets	9,914	10,777

Property and equipment, net	531	536
Intangible assets, net	27	55
Collateralized assets	1,000	1,000
Other assets	116	440
Total assets	$11,588	$12,808

LIABILITIES
Current liabilities:
Accounts payable	$3,624	$3,707
Accrued liabilities	1,147	1,218
Deferred revenue	183	71
Billings in excess of costs and estimated earnings	22	764
Credit line borrowings	824	-
Current maturities of long-term debt	62	59
Total current liabilities	5,862	5,819

Other liabilities	49	54
Long-term debt	202	4,011
Total liabilities	6,113	9,884

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2014 and 2013
Issued and outstanding: no shares in 2014 and 2013	-	-
Common stock, par value $0.0001 per share: Authorized: 15,000,000 shares in 2014 and 2013. Issued and outstanding: 8,012,461 at June 30, 2014
and 5,142,194 at December 31, 2013 (post-reverse split)	1	1
Additional paid-in capital	92,682	85,446
Accumulated other comprehensive income	469	462
Accumulated deficit	(87,677)	(82,985)
Total stockholders' equity	5,475	2,924
Total liabilities and stockholders' equity	$11,588	$12,808

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$6,699	$5,653	$11,618	$10,111
Cost of sales	4,525	4,415	8,022	7,990
Gross profit	2,174	1,238	3,596	2,121

Operating expenses:
Research and development	203	172	394	209
Selling, general, and administrative	2,533	2,471	4,837	4,553
Loss on impairment	-	325	-	325
Change in estimate of contingent liabilities	-	12	-	12
Total operating expenses	2,736	2,980	5,231	5,099
Loss from operations	(562)	(1,742)	(1,635)	(2,978)

Other income (expense):
Settlement of acquisition obligations	-	892	-	892
Other expense	(33)	(145)	(393)	(239)
Interest expense	(28)	(167)	(2,646)	(293)

Loss from continuing operations before income taxes	(623)	(1,162)	(4,674)	(2,618)
Benefit for income taxes	1	-	2	-
Net loss from continuing operations	$(622)	$(1,162)	$(4,672)	$(2,618)

Discontinued operations:

Income (loss) from discontinued operations before income taxes	-	484	(20)	515
Provision for income taxes	-	(1)	-	(4)
Income (loss) from discontinued operations	-	483	(20)	511

Net loss	$(622)	$(679)	$(4,692)	$(2,107)

Loss per share:
Basic and Diluted
From continung operations	$(0.08)	$(0.25)	$(0.72)	$(0.57)
From discontinued operations	-	0.10	-	0.11
Total	$(0.08)	$(0.15)	$(0.72)	$(0.46)

Weighted average common shares outstanding:
Basic and diluted	7,836	4,623	6,512	4,547